Exhibit 8.1

List of Subsidiaries

Subsidiaries:	Jurisdiction of Incorporation	Direct Parent Company of the Subsidiary and its Jurisdiction of Incorporation

Beijing Decision Education & Consulting Co., Ltd.	PRC	Elite Concept Holdings Limited (Hong Kong)

Beijing Judgment Education & Consulting Co., Ltd.	PRC	Winner Park Limited (Hong Kong)

Beijing Hewstone Technology Co., Ltd.	PRC	Elite Concept Holdings Limited (Hong Kong)

Beijing Pioneer Technology Co., Ltd.	PRC	Smart Shine International Limited (Hong Kong)

Beijing Boost Caring Education & Consulting Co., Ltd.	PRC	Beijing Judgment Education & Consulting Co., Ltd. (PRC)

Beijing New Oriental Stars Education & Consulting Co., Ltd.	PRC	Beijing Judgment Education & Consulting Co., Ltd. (PRC)

Shanghai Smart Words Software Technology Co., Ltd.	PRC	Smart Shine International Limited (Hong Kong)

Beijing Smart Wood Software Technology Co., Ltd.	PRC	Smart Shine International Limited (Hong Kong)

Beijing Chao Yang District Kindergarten of Stars	PRC	Beijing New Oriental Stars Education & Consulting Co., Ltd. (PRC)

Nanjing Yuhuatai District Kindergarten of Stars	PRC	Beijing New Oriental Stars Education & Consulting Co., Ltd. (PRC)

Elite Concept Holdings Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)

Winner Park Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)

Smart Shine International Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)

Variable Interest Entities:

Beijing New Oriental Education & Technology (Group) Co., Ltd. *	PRC

*	New Oriental China has the following subsidiaries, all of which are formed in the PRC:

•	53 schools; and

•

38 wholly owned subsidiaries that operate New Oriental’s educational content and other technology development and distributions business, online education business and overseas studies consulting business in China.